                 MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES
                                  (the "Fund")

               Supplement to the prospectus dated October 6, 2000


The Management Team-Management of the Fund

         On October 9, 2001, Merrill Lynch Investment Managers, L.P. ("MLIM"), an affiliate of the Fund's investment adviser, sold the domestic equity asset management business of MLIM's Los Angeles operation to Hotchkis and Wiley Capital Management, LLC ("Hotchkis and Wiley"). The Fund will be managed by the same portfolio managers and supported by the same research team, but under a new legal entity and name, Hotchkis and Wiley Capital Management, LLC.

         Hotchkis and Wiley is a newly registered investment adviser, the primary members of which are HWCap Holdings, a limited liability company whose members are employees of Hotchkis and Wiley, and Stephens Group, Inc., a diversified holding company. Its address is 725 South Figueroa Street, Suite 3900, Los Angeles, California 90017-5439. The Board of Trustees approved an interim investment advisory agreement for the Fund with Hotchkis and Wiley.

         The Trustees have authorized a proxy statement to be sent to shareholders requesting their vote on a new investment advisory agreement with Hotchkis and Wiley and asking them to approve an agreement and plan of reorganization for the Fund under which the Fund would become a fund of a new trust. The shareholder meeting is scheduled for December 7, 2001.


October 9, 2001


Code#: MHW-SUPP-1010-1001

\
                              Mercury HW Equity Fund for
                                 Insurance Companies

                ARTWORK

                This prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

                The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                       PROSPECTUS - October 6, 2000

                                                                    [GLOBE ICON]
                                                         [MAGNIFYING GLASS ICON]
                                                                [CHECKMARK ICON]
                                                          [MANAGEMENT TEAM ICON]
                                                                [TELEPHONE ICON]

Table of Contents

                                                             PAGE

FUND FACTS
-----------------------------------------------------------------
About the Mercury HW Equity Fund for Insurance Companies....    2
Risk/Return Bar Chart.......................................    4
Fees and Expenses...........................................    5

ABOUT THE DETAILS
-----------------------------------------------------------------
How the Fund Invests........................................    7
Investment Risks............................................    7
Statement of Additional Information.........................    9

ACCOUNT CHOICES
-----------------------------------------------------------------
How to Buy Shares...........................................   10
How to Redeem Shares........................................   11
How Shares are Priced.......................................   12
Dividends and Taxes.........................................   12

THE MANAGEMENT TEAM
-----------------------------------------------------------------
Management of the Fund......................................   13
Financial Highlights........................................   14

TO LEARN MORE
-----------------------------------------------------------------
Shareholder Reports....................................Back Cover
Statement of Additional Information....................Back Cover

MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES

[GLOBE ICON]   Fund Facts
ABOUT THE MERCURY HW EQUITY FUND FOR INSURANCE
COMPANIES
--------------------------------------------------------------------------------
WHAT IS THE FUND'S INVESTMENT OBJECTIVE?
The Fund's investment objective is to seek current income and long-term growth of income, accompanied by growth of capital.

WHAT ARE THE FUND'S MAIN INVESTMENT STRATEGIES?

The Fund invests primarily in COMMON STOCKS of U.S. companies. At least 65% of these will be large cap companies -- that is, those with market capitalizations of $5 billion or more. Normally, the Fund invests at least 80% of its total assets in stocks that pay dividends.

In investing the Fund's assets, Mercury Advisors (the "Investment Adviser") follows a value style. This means that the Investment Adviser buys stocks that it believes are currently undervalued by the market and thus have a lower price than their true worth. Typical value characteristics include:

      - low PRICE-TO-EARNINGS RATIO relative to the market
      - high YIELD relative to the market
      - low PRICE-TO-BOOK VALUE RATIO relative to the market
      - financial strength

Stocks may be "undervalued" because they are part of an industry that is out of favor with investors generally. Even in those industries, though, individual companies may have high rates of growth of earnings and be financially sound. At the same time, the price of their common stock may be depressed because investors associate the companies with their industries.

WHAT ARE THE MAIN RISKS OF INVESTING IN THE FUND?

As with any mutual fund, the value of the Fund's investments, and therefore the value of Fund shares, may go down. These changes may occur because a particular stock or stock market in which the Fund invests is rising or falling. Also, Fund management may select securities which underperform the stock market or other funds with similar investment objectives and investment strategies. If the value of the Fund's investments goes down, you may lose money. We cannot guarantee that the Fund will achieve its investment objective.

The Fund's value discipline sometimes prevents or limits investments in stocks that are in well-known indexes, like the S&P 500 Index. Also, the return of the Fund will not necessarily be similar to the return of the S&P 500 Index.

IN AN EFFORT TO HELP YOU BETTER UNDERSTAND THE MANY CONCEPTS INVOLVED IN MAKING AN INVESTMENT DECISION, WE HAVE DEFINED THE HIGHLIGHTED TERMS IN THIS PROSPECTUS IN THE SIDEBAR.

COMMON STOCKS -- securities representing shares of ownership of a corporation. PRICE-TO-EARNINGS RATIO -- price of a stock divided by its earnings per share. YIELD -- percentage rate of return paid on a stock in dividends and share repurchases.

PRICE-TO-BOOK VALUE RATIO -- price of a stock divided by its book value per share.

 2                                MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES

[GLOBE ICON]  Fund Facts

An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

See "Investment Risks" for more information about the risks associated with the Fund.

WHO SHOULD INVEST?

The Fund may be an appropriate investment for you if you:

      - Are seeking long-term growth of capital and can withstand the share price volatility of equity investing.

      - Are seeking a diversified portfolio of equity securities.

      - Want a professionally managed and diversified portfolio.

      - Are willing to accept the risk that the value of your investment may decline in order to seek current income and long-term growth of income, accompanied by growth of capital.

MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES                                 3

[GLOBE ICON]  Fund Facts

RISK/RETURN BAR CHART
--------------------------------------------------------------------------------

The bar chart and table below provide some indication of the risks of investing in the Fund by showing changes in the year to year performance of the Fund and by showing how the Fund's average annual total returns for 1 and 5 years and for its life compare with those of a broad measure of market performance. How the Fund has performed in the past is not necessarily an indication of how the Fund will perform in the future.

1994                                                                             -2.06%
1995                                                                             34.36%
1996                                                                             19.07%
1997                                                                             32.33%
1998                                                                              6.45%
1999                                                                             -4.29%

During the period shown in the bar chart, the highest return for a quarter was 13.80% (quarter ended June 30, 1997) and the lowest return for a quarter was -11.51% (quarter ended September 30, 1999). The year-to-date return as of September 30, 2000 was 1.73%.

            AVERAGE ANNUAL TOTAL RETURNS
        (FOR THE PERIODS ENDED DECEMBER 31,             PAST         PAST         SINCE
                       1999)                          ONE YEAR    FIVE YEARS    INCEPTION
-----------------------------------------------------------------------------------------
 INVESTOR CLASS                                         -4.29%       16.62%      13.04%(1)
 S&P 500 INDEX                                          21.14%       28.66%      16.32%(1)
-----------------------------------------------------------------------------------------

The S&P 500 Index is a capital weighted, unmanaged index representing the aggregate market value of the common equity of 500 stocks primarily traded on the New York Stock Exchange.

(1) Since January 29, 1993.

 4                                MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES

[GLOBE ICON]  Fund Facts

UNDERSTANDING EXPENSES

Fund investors pay various expenses, either directly or indirectly. Listed below is the only expense which the Fund may charge:

EXPENSES PAID INDIRECTLY BY THE SHAREHOLDER:
MANAGEMENT FEES -- fees paid to the Investment Adviser for managing the Fund.

FEES AND EXPENSES
--------------------------------------------------------------------------------
The Fund offers a single class of shares.

THIS TABLE SHOWS THE EXPENSES THAT YOU MAY PAY IF YOU BUY AND HOLD SHARES OF THE FUND. FUTURE EXPENSES MAY BE GREATER OR LESS THAN THOSE INDICATED BELOW.

SHAREHOLDER FEES (FEES PAID DIRECTLY FROM YOUR INVESTMENT):   INVESTOR CLASS
----------------------------------------------------------------------------
Maximum Sales Charge (Load) imposed on purchases (as a
percentage of offering price)                                   None
----------------------------------------------------------------------------
Maximum Deferred Sales Charge (Load) (as a percentage of
original purchase price or redemption proceeds, whichever is
lower)                                                          None
----------------------------------------------------------------------------
Maximum Sales Charge (Load) imposed on Dividend
Reinvestments                                                   None
----------------------------------------------------------------------------
Redemption Fee                                                  None
----------------------------------------------------------------------------
Exchange Fee                                                    None
----------------------------------------------------------------------------
ANNUAL FUND OPERATING EXPENSES (EXPENSES THAT ARE DEDUCTED
FROM THE FUND'S TOTAL ASSETS):
----------------------------------------------------------------------------
MANAGEMENT FEES(a)                                              0.53%
----------------------------------------------------------------------------
Distribution and/or Service (12b-1) Fees                        None
----------------------------------------------------------------------------
Other Expenses                                                  None
----------------------------------------------------------------------------
TOTAL ANNUAL FUND OPERATING EXPENSES                            0.53%
----------------------------------------------------------------------------

(a) The Investment Adviser pays all of the Fund's operating expenses other than the management fees.

MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES                                 5

[GLOBE ICON]  Fund Facts

EXAMPLES:

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

This example assumes that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year and that the Fund's operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in these examples. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

                                                                     INVESTOR
                                                                      CLASS
-----------------------------------------------------------------------------
 ONE YEAR                                                              $ 54
-----------------------------------------------------------------------------
 THREE YEARS                                                           $170
-----------------------------------------------------------------------------
 FIVE YEARS                                                            $296
-----------------------------------------------------------------------------
 TEN YEARS                                                             $665
-----------------------------------------------------------------------------

 6                                MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES

ABOUT THE PORTFOLIO MANAGERS -- Gail Bardin is a managing director of the Investment Adviser and began co-managing the Fund in April 1994. She has been a portfolio manager of the Investment Adviser since 1988.

Sheldon Lieberman joined the Investment Adviser in 1994 as a portfolio manager and began co-managing the Fund in August 1997. Before joining the Investment Adviser, Mr. Lieberman was the Chief Investment Officer for the Los Angeles County Employees Retirement Association.
ABOUT THE INVESTMENT ADVISER -- Mercury Advisors manages the Fund.

[MAGNIFYING GLASS ICON]   About the Details

HOW THE FUND INVESTS
--------------------------------------------------------------------------------
The Fund's investment objective is to provide current income and long-term growth of income, accompanied by growth of capital.

The Fund invests at least 65% of its total assets in common stocks of large cap U.S. companies -- that is, companies with market capitalizations of $5 billion or more at the time of investment. Normally, the Fund invests at least 80% of its total assets in stocks that pay dividends.

In addition to these principal investments, the Fund can invest up to 10% of its total assets in foreign securities. It also may invest in stocks that don't pay dividends, but have growth potential unrecognized by the market or changes in business or management that indicate growth potential.

MONEY MARKET INVESTMENTS

To meet redemptions and when waiting to invest cash receipts, the Fund may invest in short-term, investment grade bonds, money market mutual funds and other money market instruments. Also, the Fund temporarily can invest up to 100% of its assets in short-term, investment grade bonds and other money market instruments in response to adverse market, economic or political conditions. The Fund may not achieve its objectives using this type of investing.

INVESTMENT RISKS
--------------------------------------------------------------------------------

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund's performance will be positive for any period of time.

The Fund's principal risks are market and selection risks.

MARKET AND SELECTION RISKS

Market risk is the risk that the market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the investments that Fund management selects will underperform the market or other funds with similar investment objectives and investment strategies.

MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES                                 7

[MAGNIFYING GLASS ICON]  About the Details

The Fund also may be subject to the following risks:

FOREIGN MARKET RISK

The Fund may invest up to 10% of its total assets in securities of companies located in foreign countries, including American Depositary Receipts. American Depositary Receipts are receipts typically issued by an American bank or trust company that show evidence of underlying securities issued by a foreign corporation. Foreign investments involve special risks not present in U.S. investments that can increase the chances that the Fund will lose money.

      - These holdings may be adversely affected by foreign political and economic developments and U.S. and foreign laws relating to foreign investments.

      - International trade barriers or economic sanctions against certain foreign countries may adversely affect these holdings.

      - The costs of foreign securities transactions tend to be higher than those of U.S. transactions.

CONVERTIBLE SECURITIES

Convertibles are generally bonds or preferred stocks that may be converted into common stock. Convertibles typically pay current income, as either interest (bond convertibles) or dividends (preferred stocks). A convertible's value usually reflects both the stream of current income payments and the value of the underlying common stock. The market value of a convertible performs like regular bonds; that is, if market interest rates rise, the value of a convertible usually falls. Since it is convertible into common stock, the convertible also has the same types of market and issuer risk as the underlying common stock.

DEBT SECURITIES

Debt securities, such as bonds, involve credit risk, which is the risk that the borrower will not make timely payments of principal and interest. The degree of credit risk depends on the issuer's financial condition and on the terms of the bonds. These securities are also subject to interest rate risk, which is the risk that the value of the security may fall when interest rates rise. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than shorter term securities.

 8                                MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES

[MAGNIFYING GLASS ICON]  About the Details

DERIVATIVES

The Fund also may invest in options. Derivatives like options may allow the Fund to increase or decrease its level of risk exposure more quickly and efficiently than transactions in other types of instruments. Derivatives, however, are more volatile and involve significant risks, including:

      - LEVERAGE RISK -- Leverage risk is the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

      - LIQUIDITY RISK -- Liquidity risk is the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.
STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES                                 9

[CHECKMARK ICON]   Account Choices

HOW TO BUY SHARES
--------------------------------------------------------------------------------

Shares of the Fund are offered only to insurance companies. The minimum initial investment in the Fund is $1,000,000. There is no minimum subsequent investment. The Fund reserves the right to reject any order.

Investors may invest in the Fund by sending a request and payment to the Transfer Agent:

     Financial Data Services, Inc.
     P.O. Box 41621
     Jacksonville, FL 32232-1621

Investors opening a new account must send a completed Purchase Application to the address above.

Before wiring money, investors should call 800-236-4479 to notify the Transfer Agent of the wire to ensure proper credit when the wire is received. To purchase shares by wiring Federal Funds, payment should be wired to First Union National Bank of Florida. Investors should give their financial institutions the following wire instructions:

     First Union National Bank of Florida
     ABA #063000021
     For credit to Financial Data Services
     Acct #2112600019018
     For further credit to Mercury HW Fund Account # [Your account number] [Shareholder name]

The wire should indicate that the investment is being made in the Mercury HW Equity Fund for Insurance Companies. Shares of the Fund will be purchased for the account of the investor at the net asset value next determined after receipt of the investor's wire. Shareholder inquiries should be directed to the Fund.

 10                               MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES

[MAGNIFYING GLASS ICON]  Account Choices

HOW TO REDEEM SHARES
--------------------------------------------------------------------------------

A shareholder wishing to redeem shares (sell them back to the Fund) may do so at any time by writing or delivering instructions to the Transfer Agent:

      Financial Data Services, Inc.
      P.O. Box 41621
      Jacksonville, FL 32232-1621

The redemption request should identify the Fund, specify the number of shares to be redeemed and be signed by a duly authorized officer of the insurance company. If the request is in proper form, the shares specified will be redeemed at the net asset value next determined after receipt of the request. In addition to written instructions, if any shares being redeemed are represented by share certificates, the certificates must be surrendered. The certificates must either be endorsed or accompanied by a stock power signed by a duly authorized officer of the insurance company, and signatures must be guaranteed. Any questions concerning documents needed should be directed to (800) 236-4479.

DELAYS IN REDEEMING SHARES

At certain times when allowed by the Securities and Exchange Commission, we may delay sending your check or wiring your redemption proceeds.

PAYMENTS

Payment also may be delayed up to 12 days if you bought shares with a check.

CHANGES TO REDEMPTION PROCEDURES

The redemption procedures may be modified at any time on 30 days' notice to shareholders.

REDEMPTION IN KIND

The Fund reserves the right to pay shareholders securities instead of cash in certain circumstances.

MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES                                11

[CHECKMARK ICON]  Account Choices

NET ASSET VALUE -- the market value in U.S. dollars of the Fund's total assets after deducting liabilities, divided by the number of shares outstanding. DIVIDENDS -- ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.
"BUYING A DIVIDEND"
Unless your investment is in a tax-deferred account, you may want to avoid buying shares shortly before the Fund pays a dividend. The reason? If you buy shares when a fund has realized but not yet distributed ordinary income or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

HOW SHARES ARE PRICED
--------------------------------------------------------------------------------

When you buy shares, you pay the NET ASSET VALUE. Shares are also redeemed at their net asset value. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open as of the close of regular trading on the Exchange based on prices at the time of closing, except that the net asset value need not be calculated on a day on which no order to purchase or redeem shares of the Fund is received. Regular trading on the Exchange generally closes at 4:00 p.m. Eastern time. The net asset value used in determining your price is the next one calculated after your purchase or redemption order is placed. If market quotations are not available, the Fund may use fair value.
DIVIDENDS AND TAXES
--------------------------------------------------------------------------------

The Fund will distribute any net investment income quarterly and any net realized long-term or short-term capital gains at least annually. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. DIVIDENDS may be reinvested automatically in shares of the Fund at net asset value or may be taken in cash. The Fund anticipates that the majority of its dividends, if any, will consist of ordinary income. Capital gains, if any, may be taxable to you at different rates, depending, in part, on how long the Fund has held the assets sold.

You may be subject to Federal income tax on dividends from the Fund whether you receive them in cash or additional shares. If you redeem Fund shares or exchange them for shares of another fund, you generally will be treated as having sold your shares and any gain on the transaction may be subject to Federal income tax. Capital gains are generally taxed at different rates than ordinary income dividends. In addition, dividends from the Fund may be subject to state and local income taxes.

Dividends and interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes.

 12                               MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES

[MANAGEMENT TEAM ICON]   The Management Team

MANAGEMENT OF THE FUND
--------------------------------------------------------------------------------

Mercury Advisors, the Fund's Investment Adviser, manages the Fund's investments under the overall supervision of the Board of Trustees. The Investment Adviser has the responsibility for making all investment decisions for the Fund. For the fiscal year ended June 30, 2000, the Fund paid an affiliate of the Investment Adviser a management fee at the annual rate of 0.53% of the average daily net assets of the Fund.

The Investment Adviser was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. The Investment Adviser and its affiliates had approximately $555 billion in investment company and other portfolio assets under management as of June 30, 2000.

The Investment Adviser pays all of the Fund's operating expenses other than the management fees.

The Investment Adviser is allowed to allocate brokerage based on sales of shares of funds managed by the Investment Adviser.

The Fund is a series of Mercury HW Funds, formerly known as Hotchkis and Wiley Funds. The Fund was formerly called the Equity Fund for Insurance Companies.

MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES                                13

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

The financial highlights tables are intended to help you understand the Fund's financial performance for the past five years. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). These financial highlights were audited by PricewaterhouseCoopers LLP. The accountants' report and the Fund's financial statements are included in the Fund's annual report, which is available upon request. Further performance information is contained in the annual report.

                                                                                    INVESTOR CLASS
                                                              -----------------------------------------------------------
                                                                              FOR THE YEAR ENDED JUNE 30,
INCREASE (DECREASE) IN                                        -----------------------------------------------------------
NET ASSET VALUE:                                               2000        1999        1998        1997        1996
--------------------------------------------------------------------------------------------------------------------
PER SHARE OPERATING PERFORMANCE:
--------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of year                            $17.46      $18.55      $16.32      $13.51      $11.53
--------------------------------------------------------------------------------------------------------------------
Investment income -- net                                        0.39        0.41        0.41        0.39        0.34
--------------------------------------------------------------------------------------------------------------------
Realized and unrealized gain (loss) on investments -- net      (3.75)       0.70        3.31        3.30        2.26
--------------------------------------------------------------------------------------------------------------------
Total from investment operations                               (3.36)       1.11        3.72        3.69        2.60
--------------------------------------------------------------------------------------------------------------------
Less dividends and distributions
 Investment income -- net                                      (0.39)      (0.41)      (0.41)      (0.40)      (0.40)
 Realized gain on investments -- net                           (1.21)      (1.79)      (1.08)      (0.48)      (0.22)
--------------------------------------------------------------------------------------------------------------------
Total dividends and distributions                              (1.60)      (2.20)      (1.49)      (0.88)      (0.62)
--------------------------------------------------------------------------------------------------------------------
Net asset value, end of year                                  $12.50      $17.46      $18.55      $16.32      $13.51
--------------------------------------------------------------------------------------------------------------------
TOTAL INVESTMENT RETURN:
--------------------------------------------------------------------------------------------------------------------
Based on net asset value per share                            (19.74)%      7.29%      23.69%      28.20%      22.93%
--------------------------------------------------------------------------------------------------------------------
RATIOS TO AVERAGE NET ASSETS:
--------------------------------------------------------------------------------------------------------------------
Expenses, net of reimbursement                                  0.53%       0.52%       0.52%       0.53%       0.54%
--------------------------------------------------------------------------------------------------------------------
Expenses                                                        0.68%       0.65%       0.73%       0.75%       0.76%
--------------------------------------------------------------------------------------------------------------------
Investment income -- net                                        2.69%       2.41%       2.27%       2.72%       3.00%
--------------------------------------------------------------------------------------------------------------------
Supplemental Data:
--------------------------------------------------------------------------------------------------------------------
Net assets, end of year (in millions)                         $35.03      $43.68      $40.73      $32.96      $24.65
--------------------------------------------------------------------------------------------------------------------
Portfolio turnover                                                21%         14%         21%         22%         21%
--------------------------------------------------------------------------------------------------------------------

 14                              MERCURY HW EQUITY FUND FOR INSURANCE COMPANIES


FUND
Mercury HW Equity Fund for Insurance Companies of Mercury HW Funds
725 South Figueroa Street, Suite 4000
Los Angeles, California 90017-5400
(800-236-4479)

INVESTMENT ADVISER

Administrative Offices:
Mercury Advisors
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Mailing Address:
725 South Figueroa Street
Suite 4000
Los Angeles, California 90017-5400

TRANSFER AGENT

Financial Data Services, Inc.
Administrative Offices:
4800 Deer Lake Drive East
Jacksonville, Florida 32246-6484

Mailing Address:
P.O. Box 41621
Jacksonville, Florida 32232-1621
(800-236-4479)

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP
100 E. Wisconsin Ave., Suite 1500
Milwaukee, Wisconsin 53202

CUSTODIAN
Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109-3661

COUNSEL
Gardner, Carton & Douglas
321 North Clark Street
Chicago, Illinois 60610-4795

To Learn More

SHAREHOLDER REPORTS

Additional information about the Fund's investments will be available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report you will find a discussion of the relevant market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-236-4479.

The Fund will send you one copy of each shareholder report and certain other mailings regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and brokerage or mutual fund account number. If you have any questions, please call the Transfer Agent at 1-800-236-4479.

STATEMENT OF ADDITIONAL INFORMATION

The Fund's Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing or calling the Fund at Financial Data Services, Inc., P.O. Box 41621, Jacksonville, Florida 32232-1621 or by calling 1-800-236-4479.

Contact the Fund at the telephone number or address indicated on the inside back cover of this prospectus if you have any questions.
Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC's Internet Site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THE INFORMATION IN THIS PROSPECTUS.

Investment Company Act File #811-4182.
CODE #MHW-P-1010-1000
(C) Mercury Advisors